Ciner Enterprises Inc. Sells Controlling Interest in Ciner Resources to Sisecam Chemicals USA Inc. December 22, 2021 ATLANTA--Ciner Enterprises Inc. (CEI), a wholly owned subsidiary of We Soda Ltd of London, UK (“WE Soda”), has completed the previously-announced sale of 60% of Ciner Resources Corporation (“CRC”) to Sisecam Chemicals USA Inc., a wholly owned subsidiary of Turkiye Sise ve Cam Fabrikalari A.S. (“Sisecam”) of Istanbul, Turkey. CRC indirectly owns an approximately 72% limited partner interest in Ciner Resources LP (NYSE: CINR) (“Ciner Resources”), as well as its approximately 2% general partner interest and related incentive distribution rights, and so the sale of a controlling interest in CRC is also a change of control for Ciner Resources. Ciner Resources will continue to operate as a publicly traded Master Limited Partnership with the current management team remaining with Ciner Resources. The transaction does not involve the sale or purchase of any Ciner Resources common units held by the public. In addition, in connection with the closing of the transaction, Messrs. Atilla Ciner, Gursel Usta, Ahmet Tohma and Matthew Mead resigned from, and Messrs. Huseyin Kuscu, Mustafa Gorkem Elverici, Tahsin Burhan Ergene, Abdullah Kilinc, and Gokhan Guralp, Ms. Hande Eroz and Ms. Selma Oner were appointed to, the Board of Directors of the general partner of Ciner Resources. Ciner Resources owns a 51% membership interest in Ciner Wyoming LLC (“Ciner Wyoming”), one of the largest and lowest-cost producers of natural soda ash in the world. Sisecam is a global player in soda ash and chromium chemicals, flat glass, glassware, glass packaging and glass fiber sectors. Founded 86 years ago, it is one of the largest industrial publicly-listed companies based in Turkey. With production facilities in four continents and in 14 countries, Sisecam is one of the largest glass and chemicals producers in the world. Sisecam has been a partner with the Ciner

Group since 2019. While Sisecam now has operating control over Ciner Resources, WE Soda will remain as a long-term supportive shareholder. Contacts Investor Relations Ahmet Tohma Chief Financial Officer (770) 375-2321 atohma@ciner.us.com